Exhibit 8.2

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

October 3, 2016

Advanced Accelerator Applications
20, rue Diesel
01630 Saint-Genis-Pouilly

Ladies and Gentlemen:

We are acting as United States counsel to Advanced Accelerator Applications S.A., a société anonyme organized under the laws of the Republic of France (the “Company”) in connection with the preparation of the Registration Statement on Form F-1 (the “Registration Statement”) and the related Prospectus (the “Prospectus”) filed with the United States Securities and Exchange Commission (File No. 333-213806) by the Company for the purpose of registering under the United States Securities Act of 1933 (the “Act”) of the Company’s American Depositary Shares (“ADSs”). Each ADS represents two ordinary shares, nominal value €0.10 per share, of the Company.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

We hereby confirm our opinion set forth under the caption “Taxation—U.S. Federal Income Tax Considerations for U.S. Holders” in the Prospectus.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the captions “Taxation—U.S. Federal Income Tax Considerations for U.S. Holders” and “Legal Matters” in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this letter. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Davis Polk & Wardwell LLP